SECURITIES AND EXCHANGE COMMISSION


                    WASHINGTON, D.C.  20549


                           FORM 8-K

                        CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934




Date of Report: October 11, 1994





                  CONVEX COMPUTER CORPORATION

     (Exact name of registrant as specified in its charter)



        Delaware          1-10386              75-1838006

(State or other         (Commission         (I.R.S. Employer
jurisdiction of          File Number)         Identification
incorporation or                                 Number)
organization)




          3000 Waterview Parkway
            Richardson, Texas                      75080
  (address of principal executive offices)      (zip code)




Registrant's telephone number, including area code:  (214) 497-4000


Item 5.  Other Events

On October 3, 1994, Convex Computer Corporation (the Company) and the Hewlett-Packard Company (HP) announced an agreement under which HP will become a value-added reseller of the Company's Exemplar SPP systems. HP will resell the Company's Exemplar SPP systems through its worldwide sales force. It is expected that initial sales of the Exemplar SPP systems to HP for resale to end-users will be made during calendar year 1995. Implementation of the agreement between the Company and HP is subject to definition of final manufacturing and product quality assurance procedures for the Exemplar SPP and documentation of various support agreements covering the Exemplar SPP systems.

A copy of the above-mentioned press release is attached as an exhibit to this report.



                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CONVEX COMPUTER CORPORATION


                                  J. CAMERON MCMARTIN
                                  _________________________
                                  J. Cameron McMartin
                                  Vice President, Finance and
                                  Chief Financial Officer



Date:  October 11, 1994



                             EXHIBIT 1




NEWS                                       HEWLETT
                                           PACKARD

Public Relations Department
3000 Hanover Street
Palo Alto, California  94304




EDITORIAL CONTACTS:                        PRCSJ600435

Tim Hurley                                 Kathy Sowards
Copithorne & Bellows for HP                Convex
508/436-5042                               214/497-4230


     HP ANNOUNCES AGREEMENT WITH CONVEX COMPUTER CORP.

  TO RESELL CONVEX'S PA-RISC-BASED EXEMPLAR PARALLEL SYSTEMS


     HP Bolsters High-performance Computing Solutions,
     Brings Scalable, Parallel Servers to PA-RISC Family


     PALO ALTO, Calif., Oct. 3, 1994 -- Hewlett-Packard Company and Convex Computer Corp. (NYSE: CNX) today announced a strategic worldwide agreement under which HP will become a value-added reseller (VAR) of Convex's Exemplar SPP (Scalable Parallel Processor) systems and will resell the product family through its worldwide sales force. As a result of the announcement, HP now offers the industry's broadest range of compatible systems, ranging from desktop workstations to supercomputer-class, scalable parallel servers.

     The Exemplar system, the world's first multipurpose parallel server, is based on HP's industry-leading PA-RISC technology. Exemplar systems provide HP customers with a natural migration path to high-performance computing solutions for customers in computational chemistry, electronic design automation, fluid dynamics and mechanical-engineering analysis.

     Exemplar systems allow advanced users to run thousands of applications on a scalable hardware and software design that expands from servers to the most powerful supercomputers, with price-performance that leverages HP's cost-effective advanced computing technologies.

     "The addition of Convex's Exemplar Series to the PA-RISC-based HP 9000 product family gives HP a natural extension at the high end of its product line that allows our customers to solve complex, supercomputing-class problems," said Karl Fruend, marketing manager for HP's Workstation
Systems Division. "Now our customers have direct access to scalable, open-architecture systems that not only offer significant price/performance advantages over high-cost massively parallel processing (MPP) systems, but also deliver the functionality and application availability of RISC workstations. For technical users, this is an unbeatable combination that will complement their existing workstation and server environments."

     "Our agreement with HP fortifies Convex's sales and marketing strategy for Exemplar, expands our successful relationship with HP and offers new opportunities for Exemplar sales," said William Bock, senior vice president, worldwide sales for Convex. "Exemplar has been well received by our customers in key market areas, such as oil-and-gas exploration, aerospace and defense and education. HP has successfully sold its Series 700 workstations into these markets, and we are confident that this agreement will help expand Exemplar's market penetration.

     "The Exemplar parallel processing systems from HP and Convex will enable us to reduce product-development time and cost while improving quality," said Dr. Howard Crabb, manager of computer-aided engineering at Ford's Alpha Simultaneous Engineering. "We are looking forward to working with Convex and HP as we move forward in implementing a new technology platform for automotive-design research."

     Today's announcement strengthens the business and technology alliance between HP and Convex that began in 1992. In October 1992, the companies announced cluster-computing solutions based on the HP 9000 workstations running specialized Convex cluster software and Convex's Meta Series, a system that integrated Convex supercomputers and HP workstations. In May 1993, HP announced it would license to Convex its UNIX system-based HP-UX operating systems and related software technologies, and Convex will license to HP current and future software technologies.

The Exemplar Family

     The Exemplar family includes two models: the SPP1000/CD (Compact Design) workgroup server, configured with two to 16 processors for up to 3.2 GFLOPS of peak performance, and the SPP1000/XA (eXtended Architecture) scalable system with between eight and 128 processors for over 25.6 GFLOPS of peak performance.

     The processing engine behind the SPP1000 is the widely accepted PA-7100 microprocessor from HP. Each processor operates at 100 MHz and offers 200 MFLOPS of peak performance. The Exemplar family's implementation of the PA-7100 includes an expanded primary cache of 2MB (1MB data and 1MB instruction) to further increase performance.


Broad High-performance Application Portfolio

     Exemplar systems easily surpass the productivity level of traditional MPP systems through access to the broadest range of software applications for high-performance computing. By offering binary compatibility with the HP-UX operating system, Exemplar users have access to the more than 8,000 applications available on HP workstations and servers.


     HP and Convex can deliver jointly the broadest spectrum of application availability to meet user requirements in these performance-critical markets. Through source and library compatibility with Convex C Series and traditional MPPs, Exemplar SPP users have access to hundreds of parallelized scientific and technical applications. Exemplar is ideally suited for customers in industries such as aerospace and defense, automotive and oil-and-gas exploration.


U.S. Prices and Availability

     The Exemplar Series servers are expected to be available from HP during the first quarter of 1995. Prices for the SPP1000/CD range from $145,000 to $750,000. Exemplar
SPP1000/XA systems are priced from $550,000 to $8 million.

     The HP 9000 workstation family consists of desktop and deskside workstations and computational clusters serving customers in both business and technical markets. HP 9000 servers, based on HP's industry-leading HP-UX operating system and PA-RISC technology, provide the high-performance and systems-management capabilities required by data-center environments, as well as the flexibility and performance necessary for client/server implementations.

     Convex Computer Corporation (NYSE:CNX) is a leading supplier of affordable, high-performance computing technologies. The company markets its products primarily to scientific, engineering and technical users for a wide variety of applications including data management. Convex has sold more than 1,200 systems to over 600 customers in 48 countries. The systems are sold and serviced through direct sales and an extensive distribution network.

     HP has been delivering PA-RISC-based computers since 1986 with high reliability, data integrity, data availability and system availability. PA-RISC is being advanced by the Precision RISC Organization (PRO), an association of industry-leading companies that is broadening the use of PA-RISC technology and delivering its benefits to more customers worldwide. A partial list of PRO members includes Allegro Consulting, CS Defense, Convex, HP, Hitachi, Ltd., Hughes Aircraft Co., Information Builders, Inc., Mitsubishi Electric Corp., Oki Electric Industry Co., Oracle Corp., Samsung Electronics Co., Stratus Computer, Inc., Winbond Electronics Corp. and Yokogawa Electric Corp.

     HP is the leading supplier of RISC-based computers, with 34 percent of worldwide revenues. HP is the second-largest computer supplier in the United States with computer-related revenue of $15.6 billion in its 1993 fiscal year.

     Hewlett-Packard Company is an international manufacturer of measurement and computation products and systems recognized for excellence in quality and support. The company's products and services are used in industry, business, engineering, science, medicine and education in approximately 100 countries. HP has 97,900 employees and had revenue of $20.3 billion in its 1993 fiscal year.

HP-UX is based on and is compatible with Novell's UNIX operating system. It also complies with X/Open's XPG4, POSIX
1003.1, 1003.2, FIPS 151-1 and SVID2 interface specifications.

UNIX is a registered trademark in the United States and other countries, licensed exclusively through X/Open Company
Limited.

X/Open is a trademark of X/Open Company Limited in the UK and other countries.